Exhibit 10(a) - Consent of Ernst and Young LLP, Independent Auditors

We consent to the reference to our firm under the captions "Experts" and "Independent Auditors" and to the use of our report dated March 22, 2004, with respect to the financial statements of ReliaStar Life Insurance Company of New York as of December 31, 2003 and 2002 and for each of the three years in the period ended December 31, 2003, and to the use of our report dated March 15, 2004, with respect to the statement of assets and liabilities of ReliaStar Life Insurance Company of New York Separate Account NY-B as of December 31, 2003, and the related statement of operations for the year then ended, and the statements of changes in net assets for each of the two years in the period then ended, included in Post-Effective Amendment No. 3 to the Registration Statement under the Securities Act of 1933 (Form N-4 No. 333-85618) and the related Prospectus and Statement of Additional Information of ReliaStar Life Insurance Company of New York Separate Account NY-B.

Our audits (to which the date of our report is March 22, 2004) also included the financial statement schedules of ReliaStar Life Insurance Company of New York included in Item 24(a)(2). These schedules are the responsibility of the Company's management. Our responsibility is to express an opinion based on our audits. In our opinion, the financial statement schedules referred to above, when considered in relation to the basic consolidated financial statements taken as a whole, present fairly in all material respects the information set forth therein.


                                              /s/ Ernst & Young LLP


Atlanta, Georgia
April 12, 2004